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                                   EXHIBIT 28

                             UNIPROP INCOME FUND II
                            2005 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                             3/05            3/04               %
    PROPERTY              APPRAISALS      APPRAISALS         VARIANCE
----------------          ----------      ----------         --------
Ardmor Village             $10,250         $10,400             (1.5%)
Camelot Manor                6,000           6,650             (9.8%)
Country Roads                3,700           3,700              0.0%
Dutch Hills                  6,000           7,200            (16.7%)
El Adobe                    10,400          10,300              1.0%
Paradise Village             5,850           6,050             (3.3%)
Stonegate Manor              5,700           6,300             (9.5%)
Sunshine Village            15,850          14,000             13.2%
West Valley                 16,300          16,000              1.9%
                           -------         -------            -----

Grand Total:               $80,050         $80,600             (0.7%)

                     2005 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2005 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-     Sale of the Properties in March 2005 for their appraised value.

-     Costs and selling expenses are 3.0% of the sale price.

-     Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $15.23' calculated as follows:

Aggregate appraised value:             $80,050,000

Less: Selling Expenses (3.0%)            2,401,500
      Mortgage Debt:                    27,340,304
                                       -----------

Net Sales Proceeds:                    $50,308,196
                                       -----------

Number of Units:                         3,303,387
Net Sales Proceeds per unit:           $     15.23